Exhibit 10.45

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is effective as of the latest date executed below, and is by and between Plaintiff, STEVEN D. CRAIG, an individual, the authorized representative on behalf of the ESTATE OF COLLETTE CRATER-CRAIG (“CRAIGS”), and Defendant, GOLDEN PHOENIX MINERALS, INC. (hereinafter “GOLDEN PHOENIX”) (collectively the “Parties”).

PRELIMINARY STATEMENTS

On August 30, 2006, STEVEN D. CRAIG filed a Complaint in Washoe County as Case No. CV06 02103, against GOLDEN PHOENIX, stating claims for “Specific Performance of Stock Option Agreements, Money Lent Against Defendant Golden Phoenix Minerals, Inc., and Interest Accrued On Money Due and Owing To Plaintiff And Against GOLDEN PHOENIX.”

A dispute arose among the Parties regarding GOLDEN PHOENIX’s payment of deferred or “back” salaries, and interest thereon, related stock options in the amount of 984,300 shares of stock at 15 cents per share, which were granted by GOLDEN PHOENIX to STEVEN D. CRAIG during May of 2000, for reimbursement of business expenses, and interest thereon, and the exercise of additional options in the amount of 340,000 shares of stock at 37 cents per share and options for 250,000 shares of stock at 15 cents per share issued in September of 2003 and February of 2005, respectively (hereinafter “Lawsuit”).

COLLETTE CRATER-CRAIG was named in the Third-Party Complaint filed by GOLDEN PHOENIX which sought a declaration of rights regarding the payments of the deferred “back” salaries, business expenses, and interest thereon, and the options subject to the Lawsuit. STEVEN D. CRAIG and COLLETTE CRATER-CRAIG were married during the time STEVEN D. CRAIG was employed by GOLDEN PHOENIX. The marriage was terminated after any rights subject of the Lawsuit had accrued. On October 18, 2005, GOLDEN PHOENIX agreed to comply with court orders for equal dispersement of assets owed to STEVEN D. CRAIG and to provide STEVEN D. CRAIG with one half of the values owed to him and COLLETTE CRATER-CRAIG to be provided the balance of the funds.  COLLETTE CRATER-CRAIG since became deceased on December 3, 2006.

The Parties now desire to resolve the Lawsuit, and any and all other actual or potential claims that may or could have been brought between them (whether permissive or compulsory) (“Claims”), without the necessity for further litigation and expense by settling the Lawsuit and the Claims, whether known or unknown regardless of whether such claims were asserted in the Lawsuit, between them.

AGREEMENT

In consideration of the foregoing, the agreements, mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Incorporation of Recitals. Each of the preliminary statements is deemed to be true and correct, and the same are hereby incorporated by reference as if fully stated herein.
2.
Consideration.  As consideration for this Agreement and STEVEN D. CRAIG’s dismissal of the Lawsuit with prejudice, and the relinquishment of the Claims by both STEVEN D. CRAIG and the authorized representative on behalf of the ESTATE OF COLLETTE CRATER-CRAIG, the Parties have agreed as follows:

a.
GOLDEN PHOENIX shall, within twenty (20) trading days, not calendar days, following receipt at the notice address below of the Agreement executed by the CRAIGS, contact interested third parties to be identified (hereinafter “Third Parties”) who have indicated to GOLDEN PHOENIX that they are willing to purchase, at a twenty percent (20%) discount of the share price, the 984,300 shares subject to the options granted at fifteen (15) cents per share by GOLDEN PHOENIX to STEVEN D. CRAIG in May of 2000 for the reimbursement of “back salaries” and interest thereon.

b.
GOLDEN PHOENIX shall, within the same twenty (20) trading day period referenced in paragraph 2.a., make a good faith effort to obtain the agreement of Third Parties to purchase the subject shares at the share price determined as set forth in paragraph 2.d. Such agreement by Third Parties is a condition precedent to the covenants and releases set forth within this Agreement.

c.
If GOLDEN PHOENIX does not obtain the agreement of Third Parties within the twenty (20) day trading period to purchase the subject shares as set forth herein, the Parties may agree in writing to extend the period for a specified number of trading days or to a specific date. Each extension is subject to the provisions of this Agreement, unless otherwise provided in writing.

d.
The purchase price per share to the Third Parties of these stocks, both registered and unregistered, will be determined by calculating the mean average of the daily closing price of one (1) share of the stock for twenty (20) trading days, not calendar days, immediately preceding receipt by GOLDEN PHOENIX at the notice address below of the Agreement executed by the CRAIGS, and this mean average share price shall be further discounted twenty percent (20%). The purchase price per share for any extension that may be necessary will be determined consistent with this paragraph, however the valuation period for each extension shall be twenty (20) trading days immediately preceding the date the written extension is fully executed by both parties.

e.
After obtaining the agreement of Third Parties to purchase the subject shares at the purchase price set forth in paragraph 2.d., GOLDEN PHOENIX will establish an escrow account, mutually acceptable to the Parties and Third Parties, fifty percent (50%) of the total cost of which shall be borne by the CRAIGS and fifty percent (50%) by GOLDEN PHOENIX. GOLDEN PHOENIX will retire the balance, owed on that date, of the “back salaries,” not including interest, to the CRAIGS, as against the fifteen (15) cents per share exercise price of the subject options identified in paragraph 2.a., the resulting shares to be placed in the aforementioned escrow pending completion of the purchase by the Third Parties.

f.
GOLDEN PHOENIX and the CRAIGS agree that all scheduled payments of the “back salaries” shall be suspended upon the execution of this Agreement and subsequent extensions, if necessary, pending the use of the balance owing, as against the exercise price of the options, described in paragraph 2.e., and these scheduled payments shall be terminated thereafter. Upon execution of this Agreement, GOLDEN PHOENIX will no longer make payments that have been deducted from the scheduled payments on behalf of STEVEN D. CRAIG for insurance premiums. All responsibility for continuing any such insurance shall be STEVEN D. CRAIG’s sole responsibility and he will not hold GOLDEN PHOENIX responsible for the cancellation of any such insurance. If GOLDEN PHOENIX does not obtain the agreement of Third Parties within ten (10) trading days after the termination of the immediately preceding time period prescribed by this Agreement, or subsequent extension, if necessary, and the “back salaries” have not been applied to the exercise price of the options, the scheduled payments of the “back salaries” shall resume beginning the sixth day of the month following said ten (10) trading day period. In no event after the initial suspension of the scheduled payments of the “back salaries” shall GOLDEN PHOENIX be responsible for or required to resume making payments of any insurance premiums on behalf of STEVEN D. CRAIG.

g.
The CRAIGS may exercise through escrow a portion, all or none of the options, identified in paragraph 2.a., remaining after the retirement of the balance of “back salaries” as described in paragraph 2.e. The CRAIGS' election to exercise a portion, all or none of the remaining options must be made prior to the deposit of monies into escrow by the Third Parties. Monies used to exercise these options, in excess of the “back salaries,” shall be held in escrow to be delivered to GOLDEN PHOENIX after completion of the purchase by the Third Parties.

h.
The Third Parties will purchase the entirety of shares resulting from the options exercised as set forth in paragraphs 2.e. and 2.g, by first placing into escrow monies sufficient to satisfy the purchase price of all of the shares subject to the options exercised or elected to be exercised as set forth in paragraphs 2.e. and 2.g, said purchase price to be determined pursuant to paragraph 2.d. Monies deposited into escrow by the Third Parties may be applied by the CRAIGS to the exercise price of the remaining options pursuant to paragraph 2.g. After the Third Parties deposit the aforementioned monies into escrow and any remaining options that the CRAIGS choose to exercise pursuant to paragraph 2.g. are exercised, the escrow holder shall deliver to the Third Parties all shares resulting from the options exercised as set forth in paragraphs 2.e. and 2.g. Any of the remaining options not exercised pursuant to this Agreement shall be immediately terminated.

i.
At the time the purchase by the Third Parties is completed and shares held in escrow delivered to the Third Parties, the monies used to purchase these shares shall be delivered from escrow to the Client Trust Account of David J. Otto, counsel for the CRAIGS, less the following: (1) fifty percent (50%) of the fees owed to the escrow holder, (2) any monies necessary to exercise the options as set forth in paragraph 2.g. and, (3) any payroll taxes required to be paid by GOLDEN PHOENIX pursuant to the use of the “back salaries” and the exercise of the subject options, to be distributed to the CRAIGS by Mr. Otto.

j.
The CRAIGS agree to assume all tax liabilities, including without limitation, employer’s and employee’s payroll taxes and fees, i.e., employer’s and employee’s share of F.I.C.A., State and Federal unemployment, withholding, disability and any other applicable payroll taxes and fees, for the "back salaries" credited and options exercised pursuant to this Agreement. GOLDEN PHOENIX will identify amounts to be deducted pursuant to paragraph 2.i.(3).

3.
Release and Satisfaction of the Claims. STEVEN D. CRAIG shall file a dismissal with prejudice of the Complaint and GOLDEN PHOENIX will dismiss its Third-Party Complaint. In exchange for the payments from escrow and conditions made under Paragraph 2 above, the Parties, and each of them, for and on behalf of themselves, their heirs, executors, administrators, successors, predecessors, assigns, insurers, parents, attorneys, parent corporations, subsidiaries, related entities, trustees, partners, shareholders, officers, directors, agents, employees, and third party administrators, hereby release and discharge each and every party to this Agreement, including their respective heirs, executors, administrators, successors, predecessors, assigns, insurers, parents attorneys, parent corporations, subsidiaries, related entities, trustees, partners, shareholders, officers, directors, agents, employees, and third party administrators, from any and all claims, demands, causes of action, obligations, damages, and liabilities of any kind and nature whatsoever, whether in law or in equity, which either party ever had, now has, or may in the future have in any way connected with the matters, Lawsuit and Claims described in this Agreement, including without limitation, any and all claims for options, back salaries, business expenses and interest.

The Parties, and each of them, acknowledge that there is a risk that, prior to the execution of this Agreement, they may have incurred, suffered, or sustained injury, loss, damage, costs, attorneys’ fees, or expenses, which are in some way caused by and/or connected with the persons, entities, the matters referred to in this Agreement, and which are unknown or unanticipated at the time that this Agreement is signed, or which are not presently capable of being ascertained.  The Parties, and each of them, further acknowledge that there is a risk that such damages as are known may become more serious than they now expect or anticipate.  Nevertheless, the Parties, and each of them, acknowledge that this Agreement has been negotiated and agreed upon in light of those risks and hereby expressly waive all rights they may have in any such unknown claims and assumes the risk that the facts and law pertaining to this dispute may change or be different than is now known.  The provisions of this paragraph extend to all claims actually made or which could have been made in the above legal proceedings and all claims, whether or not known, claimed or suspected, and whether currently existing or arising in the future, by and between the parties hereto.

The Parties, and each of them, acknowledge that they are aware that they may hereafter discover facts in addition to, or different from, those which they now know or believe to be true, but the Parties, and each of them, intend hereby fully and finally and forever to settle and to release any and all matters, disputes, and differences, known or unknown, suspected or unsuspected, which do now exist, may exist, have existed, or may exist in the future which arise out of, directly or indirectly, or are in any way connected with the matters described in this Agreement and regardless of whether such claims were asserted in the Lawsuit.  In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

4.
Tax Liabilities.  The CRAIGS agree that they are wholly and solely responsible for the evaluation of any legal or financial obligations related to the tax liability or implication of this compromise, the exchange and relinquishment of the Claims, and the dismissal of the Lawsuit with the exception of those amounts of applicable taxes and fees chargeable against GOLDEN PHOENIX or that must be withheld by GOLDEN PHOENIX, in excess of those amounts identified to be deducted from the monies to be delivered to the CRAIGS pursuant to paragraph 2.i.(3).

5.
Warranties.  The Parties warrant that no promises or inducements have been offered except as set forth herein, that this Agreement is executed without reliance upon any statements or representations by persons or parties released or their representatives concerning the nature and extent of the damages and/or legal liability therefor; that it is binding on the Parties, as well as their respective companies, organizations, successors, agents, heirs and assigns.  The Parties further warrant that they are legally competent and authorized to execute this Agreement, and that they accept full responsibility therefor.

6.
Compromise.  This Agreement constitutes a full and final compromise and settlement of any and all disputes between the Parties known or unknown, including, but not limited to, the Lawsuit and the Claims, which are disputed and uncertain, and about which the CRAIGS and GOLDEN PHOENIX make no admissions as to validity or enforceability.

7.
Reliance on Own Judgment and Legal Consultation.  Each of the Parties acknowledges that it relies wholly upon advice of counsel and its own judgment, belief and knowledge as to the nature, extent and duration of the issues, claims, defenses, rights and obligations relating to the Lawsuit, Claims and this Agreement, and each represents that it has not been influenced to any extent whatsoever in making this Agreement by any representations or statements concerning the Lawsuit and Claims or regarding any other matters made by persons, firms, or corporations who are hereby released, or by any person or persons representing them.  The Parties acknowledge that they have retained and consulted their own attorneys in executing this Agreement and the legal effect thereof.

8.	Representations. The CRAIGS and GOLDEN PHOENIX further represent and warrant as follows:
a.
Consents.  The execution and delivery of this Agreement, and the consummation and performance of the terms and conditions contemplated by this Agreement, do not require any consent, approval or action of, or any filing with or notice to any person, public authority or entity except as otherwise stated in this Agreement and the Parties executing this Agreement are duly authorized to enter into this Agreement.

b.
Enforceability.  Assuming due execution and delivery of this Agreement by each Party, this Agreement constitutes the valid and legally binding obligations of the Parties, enforceable against the Parties in accordance with their terms.

c.
No Conflicts.  Neither the execution, delivery or performance of this Agreement will conflict in any respect with, result in a breach of, or constitute a default under, any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which parties executing the same are party or are subject or bound, except where such conflict, breach or default would not have a material adverse effect on their ability to perform their obligations contemplated herein.

d.	No Assignment. No claims, third-party claims, or rights of the Parties purported to have been released herein have been sold, transferred or assigned and no attempt to do so shall occur.
e.
Disclosure.  The statements of the Parties contained herein are true and correct in all material respects and do not omit any material fact necessary to make the statements contained herein not misleading.

f.
Entire Agreement; No Waiver.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter contained herein.  No waiver of any of the provisions of this Agreement shall be deemed a waiver of, nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the Parties.

g.
Construction.  The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party.  The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have them reviewed by their attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including any amendments.  The Parties further agree that prior drafts of this Agreement shall not be relevant or considered in connection with the construction or interpretation of this Agreement, or to vary, modify or contradict any of the terms or provisions of this Agreement.

h.
Accord and Satisfaction.  This Agreement shall be considered an accord and satisfaction between the Parties and not a novation.  Should any Party default under the terms of this Agreement, the non-defaulting Party shall be entitled only to the rights and remedies set forth herein, and shall not have any right to reinstate the lawsuit, the Parties expressly acknowledging the compromise of the disputes in this Agreement.

i.
Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered or certified mail, return receipt requested, by courier or express delivery service) to the address or facsimile number set forth beneath the name of such party and its counsel below (or to such other address as such party shall have specified in a written notice given to the other parties hereto).  In the event of failure of actual receipt by reason of refusal of acceptance of delivery or change of address and failure to give notice of such change, notice shall be deemed received at the time of refusal of acceptance of first attempted delivery.

If sent to STEVEN D. CRAIG AND THE ESTATE OF COLLETTE CRATER-CRAIG:	STEVEN D. CRAIG AND THE ESTATE OF COLLETTE CRATER-CRAIG C/o David J. Otto 1982 North Rainbow Blvd., #117 Las Vegas, NV 89108 Tel: (702) 577-9300 Fax: (702) 255-2858

If sent to GOLDEN PHOENIX:	GOLDEN PHOENIX Minerals, Inc. C/o Tamara L. Boeck, Esq. Bullivant Houser Bailey, P.C. 1415 L. Street, Ste 1000 Sacramento, CA 95814 Tel: (916) 930-2500 Fax: (916) 930-2501

Any Party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.
j.
Partial Invalidity.  If any term of this Agreement or the application of any term of this Agreement should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all of its applications, not held invalid, void or unenforceable, shall continue in full force and effect and shall not be affected, impaired or invalidated in any way.

k.
Attorneys’ Fees.  The parties to this Agreement shall bear their own attorneys’ fees and costs incurred in this litigation, as well as on the preparation of this Agreement.  In the event that any Party commences an action to enforce or interpret this Agreement, or for any other remedy based on or arising from this Agreement or the Accompanying Exhibit, the prevailing Party therein shall be entitled to recover its reasonable and necessary attorneys’ fees and costs incurred.  For the purposes of this provision, the “prevailing party” shall be that Party which has been successful with regard to the main issue, even if that Party did not prevail on all issues.

l.	Necessary Action. Each of the Parties shall do any act or thing necessary to execute any or all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement.
m.
Governing Law and Forum.  The laws of the State of Nevada, without giving effect to choice of law or conflict of law principles, shall govern the validity, construction, performance and effect of this Agreement.  Any lawsuit to interpret or enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in Washoe County, Nevada.

n.	Counterparts and Facsimile/copy. This Agreement may be executed in counterparts, in different locations, and copies, scans or facsimiles of signatures shall be legally binding as originals.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, execute this Agreement effective as of the last date executed below.

[signature blocks intentionally on next page]
GOLDEN PHOENIX MINERALS, INC.	STEVEN D. CRAIG

By: /s/ David A. Caldwell
David A. Caldwell
Its: Chief Financial Officer	/s/ Steven D. Craig

ESTATE OF COLLETTE CRATER-CRAIG

By: /s/ Sonia M. Merz
Sonia M. Merz
Its: Successor Trustee

APPROVED AS TO FORM AND CONTENT	APPROVED AS TO FORM AND CONTENT

BULLIVANT HOUSER BAILEY, PC

By: /s/ Tamara L. Boeck	By: /s/ David J. Otto
Tamara L. Boeck	David J. Otto
1415 L. Street, Ste 1000	1982 North Rainbow Blvd., #117
Sacramento, CA 95814	Las Vegas, NV 89108
Attorney for GOLDEN PHOENIX	Attorney for STEVEN D. CRAIG and the ESTATE OF COLLETTE CRATER-CRAIG